Filed Pursuant to Rule 424(b)(5)
Registration No. 333-268398

PROSPECTUS

Up to $83,375,000

Ordinary Shares

We have entered into a certain sales agreement, as amended, or the sales agreement, with Cowen and Company, LLC, or Cowen, relating to our ordinary shares offered by this prospectus. In accordance with the terms of the sales agreement, we may offer and sell ordinary shares having an aggregate offering price of up to $83,375,000 from time to time through Cowen acting as our agent.

Our ordinary shares are listed on The Nasdaq Global Market, or Nasdaq, under the symbol “URGN.” On November 29, 2022, the last reported sale price of our ordinary shares was $8.32 per share.

Sales of our ordinary shares, if any, under this prospectus may be made in sales deemed to be an “at-the-market” equity offering as defined in Rule 415(a)(4) promulgated under the Securities Act of 1933, as amended, or the Securities Act. Cowen is not required to sell any specific number or dollar amount of securities, but will act as a sales agent using commercially reasonable efforts consistent with its normal trading and sales practices, on mutually agreed terms between Cowen and us. There is no arrangement for funds to be received in any escrow, trust or similar arrangement.

The compensation to Cowen for sales of ordinary shares sold pursuant to the sales agreement will be an amount equal to 3% of the gross proceeds of any ordinary shares sold under the sales agreement. See “Plan of Distribution” for additional information regarding compensation to be paid to Cowen. In connection with the sale of the ordinary shares on our behalf, Cowen will be deemed to be an “underwriter” within the meaning of the Securities Act and the compensation of Cowen will be deemed to be underwriting commissions or discounts. We have also agreed to provide indemnification and contribution to Cowen with respect to certain liabilities, including liabilities under the Securities Act or the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” on page S-3 of this prospectus and under similar headings in the other documents that are incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Cowen

The date of this prospectus is November 29, 2022.

Prospectus

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ABOUT THIS PROSPECTUS

This prospectus relates to part of a registration statement on Form S-3 that we have filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under this shelf registration process, we may sell any combination of the securities described in our base prospectus included in the shelf registration statement in one or more offerings up to a total aggregate offering price of $250,000,000. The $83,375,000 of ordinary shares that may be offered, issued and sold under this prospectus is included in the $250,000,000 of securities that may be offered, issued and sold by us pursuant to our shelf registration statement. In connection with such offers and when accompanied by the base prospectus included in the registration statement of which this prospectus forms a part, this prospectus will be deemed a prospectus supplement to such base prospectus.

This prospectus relates to the offering of our ordinary shares. Before buying any of the ordinary shares that we are offering, we urge you to carefully read this prospectus, together with the information incorporated by reference as described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus. These documents contain important information that you should consider when making your investment decision.

This prospectus describes the terms of this offering of ordinary shares and also adds to and updates information contained in the documents incorporated by reference into this prospectus. To the extent there is a conflict between the information contained in this prospectus, on the one hand, and the information contained in any document incorporated by reference into this prospectus that was filed with the SEC before the date of this prospectus, on the other hand, you should rely on the information in this prospectus. If any statement in one of these documents is inconsistent with a statement in another document having a later date (for example, a document incorporated by reference into this prospectus) the statement in the document having the later date modifies or supersedes the earlier statement.

You should rely only on the information contained in or incorporated by reference in this prospectus and in any free writing prospectus that we have authorized for use in connection with this offering. We have not, and the sales agent has not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the sales agent is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, the documents incorporated by reference in this prospectus, and in any free writing prospectus that we have authorized for use in connection with this offering, is accurate only as of the date of those respective documents. Our business, financial condition, results of operations and prospects may have changed since those dates. You should carefully read this prospectus, the documents incorporated by reference in this prospectus, and any free writing prospectus that we have authorized for use in connection with this offering, in their entirety before making an investment decision.

Unless the context otherwise requires, the terms “UroGen,” “the Company,” “we,” “us” and “our” in this prospectus refer to UroGen Pharma Ltd. and our wholly owned subsidiary, Urogen Pharma, Inc.

S-ii

PROSPECTUS SUMMARY

This summary highlights certain information about us, this offering and selected information contained elsewhere in or incorporated by reference into this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our ordinary shares. For a more complete understanding of our Company and this offering, we encourage you to read and consider carefully the more detailed information in this prospectus, including the information incorporated by reference in this prospectus, and the information included in any free writing prospectus that we have authorized for use in connection with this offering, including the information under the heading “Risk Factors” in this prospectus on page S-3 and in the documents incorporated by reference into this prospectus.

Company Overview

We are a biotechnology company dedicated to developing and commercializing innovative solutions that treat urothelial and specialty cancers. We have developed RTGel® reverse-thermal hydrogel, a proprietary sustained release, hydrogel-based technology that has the potential to improve therapeutic profiles of existing drugs. Our technology is designed to enable longer exposure of the urinary tract tissue to medications, making local therapy a potentially more effective treatment option. Our approved product Jelmyto® (mitomycin) for pyelocalyceal solution, and our investigational candidate, UGN-102 (mitomycin) for intravesical solution, are designed to ablate tumors by non-surgical means and to treat several forms of non-muscle invasive urothelial cancer, including low-grade upper tract urothelial cancer, or low-grade UTUC and low-grade intermediate risk non-muscle invasive bladder cancer, or low-grade intermediate risk NMIBC, respectively. In addition, our immuno-uro-oncology pipeline includes UGN-301 (zalifrelimab), an anti-CTLA-4 antibody, which we intend to study as a combination therapy with multiple potential agents.

Corporate Information

We were incorporated under the laws of the State of Israel in April 2004 under the name TheraCoat Ltd. In September 2015, we changed our name to UroGen Pharma Ltd. Our principal executive offices are located at 400 Alexander Park Drive, 4th Floor, Princeton, NJ 08540 and our telephone number is +1 (646) 768-9780. Our website address is http://www.urogen.com. The information contained on, or that can be accessed through, our website is not incorporated by reference into this prospectus. We have included our website address as an inactive textual reference only.

Urogen Pharma, Inc., our wholly owned subsidiary, was incorporated under the laws of the State of Delaware in October 2015 and is qualified to do business in New York and California.

The Offering

Ordinary shares offered by us	Ordinary shares having an aggregate offering price of up to $83,375,000.

Ordinary shares to be outstanding after this offering	Up to 33,032,357 shares (as more fully described in the notes following this table), assuming sales of 10,021,033 ordinary shares in this offering at an offering price of $8.32 per share, which was the last reported sale price of our ordinary shares on Nasdaq on November 29, 2022. The actual number of shares issued will vary depending on the sales price under this offering.

Manner of offering	“At-the-market” offering that may be made from time to time through our sales agent, Cowen. See “Plan of Distribution” on page S-8.

Use of proceeds	We currently intend to use the net proceeds from this offering for working capital and general corporate purposes, which may include costs associated with the commercialization of Jelmyto or any other approved product, continued clinical development of UGN-102 and UGN-301 and research and development for product candidates in our pipeline or future product candidates, in addition to other capital expenditures and general and administrative expenses. See “Use of Proceeds” on page S-6 of this prospectus.

Risk factors	Investing in our ordinary shares involves significant risks. See “Risk Factors” on page S-3 of this prospectus, and under similar headings in other documents incorporated by reference into this prospectus.

Nasdaq symbol	“URGN”.

The number of ordinary shares to be outstanding after this offering is based on 23,011,324 ordinary shares outstanding as of September 30, 2022, and excludes, as of such date:

•	2,696,892 of our ordinary shares issuable upon the exercise of outstanding stock options, at a weighted-average exercise price of $26.24 per share;

•	745,317 ordinary shares reserved for issuance upon the vesting of outstanding restricted stock units;

•	1,233,671 of our ordinary shares reserved for future issuance under our 2017 Equity Incentive Plan;

•	367,571 of our ordinary shares reserved for future issuance under our 2019 Inducement Plan; and

•	87,000 ordinary shares reserved for issuance upon the achievement of certain milestones under the UGN-201 asset purchase agreement with Telormedix SA.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully review the risks and uncertainties described below and under the section titled “Risk Factors” in our most recent Annual Report on Form 10-K and in our most recent Quarterly Report on Form 10-Q, as updated by our subsequent filings, which are incorporated by reference into this prospectus, before deciding whether to purchase any of the securities being registered pursuant to the registration statement of which this prospectus is a part. Each of the risk factors could adversely affect our business, results of operations, financial condition and cash flows, as well as adversely affect the value of an investment in our securities, and the occurrence of any of these risks might cause you to lose all or part of your investment. Additional risks not presently known to us or that we currently believe are immaterial may also significantly impair our business operations. Please also read carefully the section below titled “Special Note Regarding Forward-Looking Statements.”

Additional Risks Related to This Offering

You may experience dilution.

The offering price per share in this offering may exceed the net tangible book value per share of our ordinary shares outstanding prior to this offering. Assuming that an aggregate of 10,021,033 ordinary shares are sold at a price of $8.32 per share, the last reported sale price of our ordinary shares on Nasdaq on November 29, 2022, for aggregate gross proceeds of approximately $83.4 million, and after deducting commissions and estimated offering expenses payable by us, you would experience immediate dilution of $7.80 per share, representing the difference between our as adjusted net tangible book deficit per share as of September 30, 2022 after giving effect to this offering and the assumed offering price. See the section titled “Dilution” below for a more detailed illustration of the dilution you would incur if you participate in this offering. Because the sales of the shares offered hereby will be made directly into the market or in negotiated transactions, the prices at which we sell these shares will vary and these variations may be significant.

Purchasers of the shares we sell, as well as our existing shareholders, will experience significant dilution if we sell shares at prices significantly below the price at which they invested. In addition, to the extent we need to raise additional capital in the future and we issue additional ordinary shares or securities convertible or exchangeable for our ordinary shares, our then existing shareholders may experience dilution and the new securities may have rights senior to those of our ordinary shares offered in this offering.

Our management might apply the net proceeds from this offering in ways with which you do not agree and in ways that may impair the value of your investment.

We currently intend to use the net proceeds from this offering for working capital and general corporate purposes, which may include sales and marketing costs for Jelmyto, continued clinical development of UGN-102 and UGN-301 and research and development for product candidates in our pipeline or future product candidates, in addition to other capital expenditures, and general and administrative expenses. We may also use a portion of the net proceeds to in-license, invest in or acquire businesses, assets or technologies that we believe are complementary to our own, although we have no current plans, commitments or agreements with respect to any acquisitions. As of the date of this prospectus, we cannot specify with certainty all of the particular uses of the net proceeds from this offering. Pending the use of net proceeds, we intend to invest the net proceeds in investment-grade, interest bearing instruments. Our management has broad discretion as to the use of these proceeds and you will be relying on the judgment of our management regarding the application of these proceeds. We might apply these proceeds in ways with which you do not agree, or in ways that do not yield a favorable return. If our management applies these proceeds in a manner that does not yield a significant return, if any, on our investment of these net proceeds, it could compromise our ability to pursue our growth strategy and adversely affect the market price of our ordinary shares.

The actual number of shares we will issue under the sales agreement, at any one time or in total, is uncertain.

Subject to certain limitations in the sales agreement and compliance with applicable law, we have the discretion to deliver a placement notice to Cowen at any time throughout the term of the sales agreement. The number of shares that are sold by Cowen after delivering a placement notice will fluctuate based on the market price of the ordinary shares during the sales period and limits we set with Cowen. Because the price per ordinary share sold will fluctuate based on the market price of our ordinary shares during the sales period, it is not possible at this stage to predict the number of ordinary shares that will be ultimately issued.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference in this prospectus contain forward-looking statements. These are based on our management’s current beliefs, expectations and assumptions about future events, conditions and results and on information currently available to us. Discussions containing these forward-looking statements may be found, among other places, in the sections titled “Business,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference from our most recent Annual Report on Form 10-K and our most recent Quarterly Report on Form 10-Q, as well as any amendments thereto, filed with the SEC.

In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “believe,” “could,” “estimate,” “expects,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or the negative or plural of those terms, and similar expressions intended to identify statements about the future, although not all forward-looking statements contain these words. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. These statements reflect our views as of the date on which they were made with respect to future events and are based on assumptions and subject to risks and uncertainties. The underlying information and expectations are likely to change over time.

Any statements in this prospectus, or incorporated herein by reference, about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and are forward-looking statements. Within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act these forward-looking statements include statements regarding:

•

the timing and conduct of our clinical trials of UGN-102 and our other product candidates, including statements regarding the timing, progress and results of current and future nonclinical studies and clinical trials, and our research and development programs;

•	the clinical utility, potential advantages and timing or likelihood of regulatory filings and approvals of UGN-102 and our other product candidates;

•	our expectations regarding timing for application for and receipt of regulatory approval for any of our product candidates;

•	our ongoing and planned discovery and development of our product candidates, including UGN-201 and UGN-301;

•	our expectations regarding future growth, including our ability to develop, and obtain regulatory approval for, new product candidates;

•	our ability to obtain and maintain adequate intellectual property rights and adequately protect and enforce such rights;

•

our ability to maintain our existing collaboration and licensing arrangements, and enter into and maintain other collaborations, licensing arrangements, or in-license or acquire rights to other products, product candidates or technologies;

•	our plans to develop and commercialize our in-line and investigational product candidates;

•	our estimates regarding the commercial potential and market opportunity for our product candidates;

•	our estimates regarding expenses, future revenues, capital requirements and the need for additional financing;

•	the impact of our research and development expenses as we continue developing investigational product candidates;

•	the future nonclinical and clinical development of licensed products, including the sequential use of UGN-201 and UGN-301, and their commercial opportunity

•	our planned level of capital expenditures and the sufficiency of our capital resources;

•	our use of cash and other resources, including our expected use of the net proceeds from this offering; and

•	the impact of government laws and regulations.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date the statement is made, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and you are cautioned not to unduly rely upon these statements.

Given these uncertainties, you should not place undue reliance on these forward-looking statements as actual events or results may differ materially from those projected in the forward-looking statements due to various factors, including, but not limited to, those set forth under the heading “Risk Factors” in any applicable prospectus supplement, the documents incorporated by reference therein or any free writing prospectus that we authorized. We qualify all of the forward-looking statements contained in this prospectus, in the documents incorporated by reference herein and in any prospectus supplement by these cautionary statements. Unless required by law, we undertake no obligation to update or revise any forward-looking statements to reflect new information or future events or developments. Thus, you should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements. Before deciding to purchase our securities, you should carefully consider the risk factors discussed herein or incorporated by reference, in addition to the other information set forth in this prospectus, any accompanying prospectus supplement or free writing prospectus and in the documents incorporated by reference.

USE OF PROCEEDS

We may issue and sell ordinary shares having aggregate sales proceeds of up to $83.4 million from time to time. Because there is no minimum offering amount required as a condition to close this offering, the actual total public offering amount, commissions and proceeds to us, if any, are not determinable at this time. There can be no assurance that we will sell any shares under or fully utilize the sales agreement with Cowen as a source of financing.

We currently intend to use the net proceeds from this offering for working capital and general corporate purposes, which may include costs associated with the commercialization of Jelmyto or any other approved product, continued clinical development of UGN-102 and UGN-301 and research and development for product candidates in our pipeline or future product candidates, in addition to other capital expenditures and general and administrative expenses. We may also use a portion of the net proceeds to in-license, invest in or acquire businesses, assets or technologies that we believe are complementary to our own, although we have no current plans, commitments or agreements with respect to any acquisitions. As of the date of this prospectus, we cannot specify with certainty all of the particular uses of the net proceeds from this offering. Accordingly, we will retain broad discretion over the use of such proceeds. Pending the use of the net proceeds from this offering, we intend to invest the net proceeds in investment-grade, interest-bearing instruments.

DILUTION

Our net tangible book (deficit) as of September 30, 2022 was $(63.3) million, or $(2.75) per share. Net tangible book value (deficit) per share is determined by dividing our total tangible assets, less total liabilities, by the number of ordinary shares outstanding as of September 30, 2022. Dilution with respect to net tangible book value (deficit) per share represents the difference between the amount per share paid by purchasers of ordinary shares in this offering and the net tangible book value (deficit) per share of our ordinary shares immediately after this offering.

After giving effect to the sale of 10,021,033 ordinary shares in this offering at an assumed offering price of $8.32 per share, the last reported sale price of our ordinary shares on Nasdaq on November 29, 2022, and after deducting estimated offering commissions and offering expenses payable by us, our as adjusted net tangible book value as of September 30, 2022 would have been $17.3 million, or $0.52 per share. This represents an immediate increase in net tangible book value of $3.27 per share to existing shareholders and immediate dilution of $7.80 per share to investors purchasing our ordinary shares in this offering at the public offering price. The following table illustrates this dilution on a per share basis:

Assumed public offering price per share	$8.32
Net tangible book value (deficit) per share as of September 30, 2022	$(2.75)
Increase in net tangible book value per share attributable to this offering	$3.27
As adjusted net tangible book value per share as of September 30, 2022, after giving effect to this offering	$0.52
Dilution per share to investors purchasing our ordinary shares in this offering	$7.80

The above discussion and table are based on 23,011,324 ordinary shares outstanding as of September 30, 2022, and exclude, as of such date:

•	2,696,892 of our ordinary shares issuable upon the exercise of outstanding stock options, at a weighted-average exercise price of $26.24 per share;

•	745,317 ordinary shares reserved for issuance upon the vesting of outstanding restricted stock units;

•	1,233,671 of our ordinary shares reserved for future issuance under our 2017 Equity Incentive Plan;

•	367,571 of our ordinary shares reserved for future issuance under our 2019 Inducement Plan; and

•	87,000 ordinary shares reserved for issuance upon the achievement of certain milestones under the UGN-201 asset purchase agreement with Telormedix SA.

The table above assumes for illustrative purposes that an aggregate of 10,021,033 ordinary shares are sold during the term of the sales agreement with Cowen at a price of $8.32 per share, the last reported sale price of our ordinary shares on Nasdaq on November 29, 2022, for aggregate gross proceeds of approximately $83.4 million. The shares subject to the sales agreement with Cowen are being sold from time to time at various prices. An increase of $1.00 per share in the price at which the shares are sold from the assumed offering price of $8.32 per share shown in the table above, assuming all of our ordinary shares in the aggregate amount of approximately $83.4 million during the term of the sales agreement with Cowen is sold at that price, would result in adjusted net tangible book value per share after the offering of $0.54 per share and would increase the dilution in net tangible book value per share to new investors in this offering to $8.78 per share, after deducting commissions and estimated aggregate offering expenses payable by us. A decrease of $1.00 per share in the price at which the shares are sold from the assumed offering price of $8.32 per share shown in the table above, assuming all of our ordinary shares in the aggregate amount of approximately $83.4 million during the term of the sales agreement with Cowen is sold at that price, would result in adjusted net tangible book value per share after the offering of $0.50 per share and would decrease the dilution in net tangible book value per share to new investors in this offering to $6.82 per share, after deducting commissions and estimated aggregate offering expenses payable by us. This information is supplied for illustrative purposes only and assumes no exercise of the options outstanding as of September 30, 2022.

To the extent that options outstanding as of September 30, 2022 have been or may be exercised or other shares issued, investors purchasing our ordinary shares in this offering may experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our shareholders.

PLAN OF DISTRIBUTION

We have entered into a sales agreement with Cowen, as amended, under which we may issue and sell from time to time under this prospectus up to $83,375,000 of our ordinary shares through Cowen as our sales agent. Sales of our ordinary shares, if any, will be made at market prices by any method that is deemed to be an “at the market offering” as defined in Rule 415(a)(4) under the Securities Act, including sales made directly on Nasdaq or any other trading market for our ordinary shares. If authorized by us in writing, Cowen may purchase shares of our ordinary shares as principal.

Cowen will offer our ordinary shares subject to the terms and conditions of the sales agreement on a daily basis or as otherwise agreed upon by us and Cowen. We will designate the maximum amount of ordinary shares to be sold through Cowen on a daily basis or otherwise determine such maximum amount together with Cowen. Subject to the terms and conditions of the sales agreement, Cowen will use its commercially reasonable efforts to sell on our behalf all of the ordinary shares requested to be sold by us. We may instruct Cowen not to sell ordinary shares if the sales cannot be effected at or above the price designated by us in any such instruction. Cowen or we may suspend the offering of our ordinary shares being made through Cowen under the sales agreement upon proper notice to the other party. Cowen and we each have the right, by giving written notice as specified in the sales agreement, to terminate the sales agreement in each party’s sole discretion at any time.

The aggregate compensation payable to Cowen as sales agent equals 3.0% of the gross sales price of the shares sold through it pursuant to the sales agreement. We have also agreed to reimburse Cowen for its actual outside legal expenses incurred by Cowen in connection with the sales agreement, and for certain other expenses, including Cowen’s FINRA counsel fees, in an aggregate amount of up to $50,000. In accordance with FINRA Rule 5110, these reimbursed expenses are deemed sales compensation in connection with this offering. We estimate that the total expenses of the offering payable by us, excluding commissions payable to Cowen under the sales agreement, will be approximately $300,000.

The remaining sales proceeds, after deducting any expenses payable by us and any transaction fees imposed by any governmental, regulatory, or self- regulatory organization in connection with the sales, will equal our net proceeds for the sale of such ordinary shares.

Cowen will provide written confirmation to us following the close of trading on Nasdaq on each day in which ordinary shares are sold through it as sales agent under the sales agreement. Each confirmation will include the number of ordinary shares sold through it as sales agent on that day, the volume weighted average price of the shares sold, the percentage of the daily trading volume and the net proceeds to us.

We will report at least quarterly the number of ordinary shares sold through Cowen under the sales agreement, the net proceeds to us and the compensation paid by us to Cowen in connection with the sales of ordinary shares.

Settlement for sales of ordinary shares will occur, unless the parties agree otherwise or otherwise required by law, on the second business day that is also a trading day following the date on which any sales were made in return for payment of the net proceeds to us. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

In connection with the sales of our ordinary shares on our behalf, Cowen will be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation paid to Cowen will be deemed to be underwriting commissions or discounts. We have agreed in the sales agreement to provide indemnification and contribution to Cowen against certain liabilities, including liabilities under the Securities Act. As sales agent, Cowen will not engage in any transactions that stabilize our ordinary shares.

Our ordinary shares are listed on Nasdaq and trade under the symbol “URGN.” The transfer agent of our ordinary shares is Computershare Trust Company, N.A.

Cowen and/or its affiliates have provided, and may in the future provide, various investment banking and other financial services for us for which services they have received and, may in the future receive, customary fees.

TAXATION

The following description is not intended to constitute a complete analysis of all tax consequences relating to the acquisition, ownership and disposition of our ordinary shares. You should consult your own tax advisor concerning the tax consequences in your particular situation, as well as any tax consequences that may arise under the laws of Israel, the United States, and any state, local, foreign or other taxing jurisdiction.

Israeli Tax Considerations and Government Programs

The following is a brief summary of certain material Israeli tax laws applicable to us. This section also contains a discussion of certain material Israeli tax consequences concerning the ownership and disposition of our ordinary shares purchased by investors in this offering. This summary does not discuss certain tax benefits, including under the Law for Encouragement of Capital Investments, 5719-1959, to which we may become eligible in the future if we establish a manufacturing facility for our products in Israel. This summary also does not discuss all the aspects of Israeli tax law that may be relevant to a particular investor in light of his or her personal investment circumstances or to some types of investors subject to special treatment under Israeli law. Examples of such investors include residents of Israel or traders in securities who are subject to special tax regimes not covered in this discussion. Because parts of this discussion are based on new tax legislation that has not yet been subject to judicial or administrative interpretation, the appropriate tax authorities or the courts may not accept the views expressed in this discussion. The discussion below is subject to change, including due to amendments under Israeli law or changes to the applicable judicial or administrative interpretations of Israeli law, which change could affect the tax consequences described below.

General Corporate Tax Structure in Israel

As of 2022, Israeli companies are generally subject to corporate tax at the rate of 23% of a company’s taxable income. In addition, capital gains realized by Israeli companies are subject to tax at the regular corporate tax rate.

Taxation of our Shareholders

Capital gains taxes applicable to non-Israeli resident shareholders. As of 2022, capital gain is generally subject to tax at the corporate tax rate of 23% if generated by a company, or at the rate of 25% if generated by an individual, or 30% in the case of sale of shares by a substantial shareholder at the time of sale or at any time during the preceding 12-month period. A person is considered to be a substantial shareholder if it holds, directly or indirectly, alone or together with another affiliated party, 10% or more of a company’s means of control, which include, among other things, voting rights, the right to receive profits of the company, the right to receive proceeds upon liquidation and the right to appoint a director.

Notwithstanding the foregoing, a non-Israeli resident who derives capital gains from the sale of our shares that were purchased after the shares were listed for trading on Nasdaq is exempt from Israeli tax on such capital gains so long as they were not attributable to a permanent establishment that the non-resident maintains in Israel. In the case of a shareholder that is a corporation, in order for it to qualify as a non-Israeli resident for these purposes, it must be incorporated in, as well as managed and controlled from, a jurisdiction other than the State of Israel, and persons who are Israeli residents may not either: (i) have a controlling interest (directly or indirectly, alone or together with another, or together with another Israeli resident) exceeding 25% in one or more of the means of control in such corporation or (ii) be the beneficiaries of, or entitled to, 25% or more of the revenues or profits of such corporation, whether directly or indirectly. Such exemption is not applicable to a person whose gains from selling or otherwise disposing of the shares are deemed to be business income.

Additionally, a sale of shares by a non-Israeli resident may be exempt from Israeli capital gains tax under the provisions of an applicable tax treaty.

Shareholders may be required to demonstrate that they are exempt from tax on their capital gains in order to avoid withholding at source at the time of sale. In transactions involving a sale of all of the shares of an Israeli resident company, such as a merger or other transaction, the Israel Tax Authority may, among other things, require from shareholders who are not liable for Israeli tax the execution of a declaration in the form specified by that authority or a specific exemption from the Israeli Tax Authority to confirm their status as non-Israeli residents may be required to be presented, and, in the absence of such declaration or exemption, may require the purchaser of the shares to withhold taxes.

In addition, with respect to mergers involving an exchange of shares, Israeli tax law allows for tax deferral in certain circumstances, but makes the deferral contingent on the fulfillment of a number of conditions, including, in some cases, a holding period of two years from the date of the transaction during which sales and dispositions of shares of the participating companies are subject to certain restrictions. Moreover, with respect to certain share swap transactions in which the sellers receive shares in the acquiring entity that are publicly traded on a stock exchange, the tax deferral is limited in time, and when such time expires, the tax becomes payable even if no disposition of such shares has occurred.

Taxation of non-Israeli shareholders on receipt of dividends. Non-Israeli residents are generally subject to Israeli withholding tax on the receipt of dividends paid on our ordinary shares at the rate of 25%, unless relief is provided in a treaty between Israel and the shareholder’s country of residence (subject to the receipt of a valid certificate from the Israel Tax Authority, allowing for such reduced withholding tax rate). With respect to a person who is considered a substantial shareholder at the time of receiving the dividend or at any time during the preceding 12 months, subject to the terms of an applicable tax treaty, the applicable withholding tax rate is 30%. A person is considered to be a “substantial shareholder” if it holds, directly or indirectly, alone or together with another affiliated party, 10% or more of a company’s means of control, which include, among other things, voting rights, the right to receive profits of the company, the right to receive proceeds upon liquidation and the right to appoint a director.

Under the Convention between the Government of the United States of America and the Government of the State of Israel with respect to Taxes on Income, or the U.S.-Israel Tax Treaty, the maximum rate of tax withheld at source in Israel on dividends paid to a holder of our ordinary shares who is a

U.S. resident (for the purposes of the U.S.-Israel Tax Treaty) is 25%. However, with regard to dividends paid to a U.S. resident corporation which held 10% or more of our outstanding voting rights throughout the taxable year in which the dividend was distributed and which maintained its shareholdings at or above such threshold during the entire previous taxable year, the maximum rate of withholding tax is generally 12.5%, provided that no more than 25% of our gross income for such preceding year consists of certain types of dividends and interest.

U.S. residents who are subject to Israeli withholding tax on a dividend may be entitled to a credit or deduction for U.S. federal income tax purposes in the amount of the taxes withheld, subject to detailed limitations under U.S. laws applicable to foreign tax credits.

Excess Tax. Individuals who are subject to tax in Israel, whether an Israeli resident or a non-Israeli resident, are also subject to an additional tax on annual income exceeding NIS 663,240 in 2022 and thereafter (linked to the Israeli consumer price index) at a rate of 3%, including, but not limited to, dividends, interest and capital gain, subject to the provisions of an applicable tax treaty.

Material U.S. Federal Income Tax Consequences to U.S. Holders

The following discussion describes the material U.S. federal income tax consequences to U.S. Holders (as defined below) under present law of an investment in our ordinary shares sold pursuant to this offering. The effects of any applicable state or local laws, or other U.S. federal tax laws such as estate and gift tax laws are not discussed. This summary applies only to investors who hold the ordinary shares as capital assets (generally, property held for investment) and who have the U.S. dollar as their functional currency. This discussion is based on the Internal Revenue Code of 1986, as amended, or the Code, U.S. Treasury regulations promulgated thereunder, judicial decisions, published rulings and administrative pronouncements of the U.S. Internal Revenue Service, or the IRS, and the U.S.-Israel Tax Treaty, all as in effect as of the date of this offering. All of the foregoing authorities are subject to change, which change could apply retroactively and could affect the tax consequences described below. There can be no assurances that the IRS will not take a different position concerning the tax consequences of an investment in our ordinary shares or that such a position would not be sustained by a court. We have not obtained, nor do we intend to obtain, a ruling with respect to the U.S. federal income tax considerations of an investment in our ordinary shares.

The following discussion does not address all U.S. federal income tax consequences relevant to a holder’s particular circumstances or to holders subject to particular rules, including:

•	U.S. expatriates and certain former citizens or long-term residents of the United States;

•	persons subject to the alternative minimum tax;

•

persons holding our ordinary shares as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment for U.S. federal income tax purposes;

•	banks, insurance companies, and other financial institutions;

•	real estate investment trusts and regulated investment companies;

•	brokers, dealers, and traders in securities, commodities or currencies;

•	partnerships, S corporations, and other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

•	tax-exempt organizations and governmental organizations;

•	persons that own, directly, indirectly or constructively 10% or more of our stock (by voting power or value);

•	persons subject to the special tax accounting rules in Section 451(b) of the Code;

•	persons that hold their shares through a permanent establishment or fixed base outside the United States; and

•	persons deemed to sell our ordinary shares under the constructive sale provisions of the Code.

U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL TAX RULES TO THEIR PARTICULAR CIRCUMSTANCES AS WELL AS THE U.S. STATE AND LOCAL AND NON-U.S. TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE ORDINARY SHARES.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of our ordinary shares that, for U.S. federal income tax purposes, is or is treated as any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation, or entity treated as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust that (1) is subject to the supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

If you are a partner in a partnership (or other entity taxable as a partnership for U.S. federal income tax purposes) that holds our ordinary shares, your tax treatment generally will depend on your status and the activities of the partnership. Partnerships holding our ordinary shares and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences applicable to them.

As indicated below, this entire discussion is subject to the discussion of the U.S. federal income tax rules applicable to a “passive foreign investment company,” or a PFIC.

Passive Foreign Investment Company Considerations

If we are classified as a PFIC in any taxable year, a U.S. Holder will be subject to special rules generally intended to reduce or eliminate any benefits from the deferral of U.S. federal income tax that a U.S. Holder could derive from investing in a non-U.S. company that does not distribute all of its earnings on a current basis.

We must determine our PFIC status annually based on tests (described below) which are factual in nature, and our status will depend on our income, assets and activities each year. In addition, our status as a PFIC may depend on how quickly we use the cash proceeds from this offering in our business. In particular, the total value of our assets for PFIC testing purposes may be determined in part by reference to the market price of our ordinary shares from time to time, which may fluctuate considerably.

Based on the nature and composition of our income, assets, and activities and our market capitalization for our taxable year ended December 31, 2021, and certain assumptions with respect to the characterization of our income and assets as active or passive, we do not believe that we were a PFIC for our taxable year ended December 31, 2021. However, because the determination of whether or not we are a PFIC is a fact-intensive determination made on an annual basis, and because the applicable law is subject to varying interpretation, we cannot provide any assurances regarding our PFIC status for any past, the current or any future taxable years. As a result, our PFIC status may change from year to year and we have not yet made any determination as to our expected PFIC status for the current year. Our U.S. tax counsel has not provided any opinion regarding our PFIC status in any taxable year.

A non-U.S. corporation is classified as a PFIC for U.S. federal income tax purposes in any taxable year in which, after applying certain look-through rules with respect to the income and assets of its subsidiaries, either (i) at least 75% of its gross income is “passive income” or (ii) at least 50% of the average percentage of our assets (as determined under applicable Treasury Regulations) is attributable to assets that produce “passive income” or are held for the production of passive income.

Passive income for this purpose generally includes dividends, interest, royalties, rents, gains from commodities and securities transactions, the excess of gains over losses from the disposition of assets which produce passive income, and generally includes amounts derived by reason of the temporary investment of funds raised in offerings of our ordinary shares. However, rents and royalties received from unrelated parties in connection with the active conduct of a trade or business are not considered passive income for purposes of the PFIC test. Assets that produce, or are held for the production of passive income generally, include cash, cash equivalents, and marketable securities. If a non-U.S. corporation owns directly or indirectly at least 25% by value of the stock of another entity treated as a corporation or partnership for U.S. federal income tax purposes (or, in the case of a partnership, the non-U.S. corporation satisfies active partner tests with respect to the partnership), the non-U.S. corporation is treated for purposes of the PFIC tests as owning its proportionate share of the assets of such entity and as receiving directly its proportionate share of the other entity’s income. If we are classified as a PFIC in any year with respect to which a U.S. Holder owns our ordinary shares, we will continue to be treated as a PFIC with respect to such U.S. Holder in all succeeding years during which the U.S. Holder owns our ordinary shares, regardless of whether we continue to meet the tests described above unless the holder makes one of the PFIC elections described below with respect to our ordinary shares.

U.S. Holders should consult with their tax advisors regarding the availability and consequences of any PFIC elections.

If we are a PFIC, and you are a U.S. Holder, then unless you make one of the elections described below, a special tax regime will apply to both (a) any “excess distribution” by us to you (generally, your ratable portion of aggregate distributions in any year which are greater than 125% of the average annual distribution received by you in the shorter of the three preceding years or your holding period for our ordinary shares) and (b) any gain realized on the sale or other disposition of the ordinary shares. Under this regime, any excess distribution and realized gain will be treated as ordinary income and will be subject to tax as if (a) the excess distribution or gain had been realized ratably over your holding period, (b) the amount deemed realized in each year had been subject to tax in each year of that holding period at the highest marginal rate for such year (other than income allocated to the current period or any taxable period before we became a PFIC, which would be subject to tax at the U.S. Holder’s regular ordinary income rate for the current year and would not be subject to the interest charge discussed below), and (c) the interest charge generally applicable to underpayments of tax had been imposed on the taxes deemed to have been payable in those years. In addition, any dividend distributions made by us to you will not qualify for the lower rates of taxation applicable to long-term capital gains discussed under “Taxation of Dividends and Other Distributions on Our Ordinary Shares.”

Certain elections exist that may alleviate some of the adverse consequences of PFIC status and would result in an alternative treatment of our ordinary shares. If a U.S. Holder makes a mark-to-market election, then in lieu of being subject to the tax and interest charge rules disclosed above, the U.S. Holder generally will recognize as ordinary income any excess of the fair market value of the ordinary shares at the end of each taxable year over their adjusted tax basis, and will recognize an ordinary loss in respect of any excess of the adjusted tax basis of the ordinary shares over their fair market value at the end of the taxable year (but only to the extent of the net amount of income previously included as a result of the mark-to-market election). If a U.S. Holder makes the election, the U.S. Holder’s tax basis in the ordinary shares will be adjusted to reflect these income or loss amounts. Any gain recognized on the sale or other disposition of ordinary shares in a year when we are a PFIC will be treated as ordinary income and any loss will be treated as an ordinary loss (but only to the extent of the net amount of income previously included as a result of the mark-to-market election). The mark-to-market election is available only if we are a PFIC and our ordinary shares are “regularly traded” on a “qualified exchange.” Our ordinary shares will be treated as “regularly traded” in any calendar year in which more than a de minimis quantity of the ordinary shares are traded on a qualified exchange on at least 15 days during each calendar quarter (subject to the rule that trades that have as one of their principal purposes the meeting of the trading requirement are disregarded). The Nasdaq Global Market is a qualified exchange for this purpose and, consequently, if the ordinary shares are regularly traded, the mark-to-market election will be available to a U.S. Holder.

If we are a PFIC (and if a QEF Election discussed below is not made), the general tax treatment for U.S. Holders described in this section will apply to indirect distributions and gains deemed to be realized by U.S. Holders in respect of any of our subsidiaries that also may be PFICs. A mark-to-market election cannot be made with respect to the stock of any of our subsidiaries.

If we determine we are a PFIC for our taxable year ending December 31, 2022, or any subsequent taxable years, we expect to provide U.S. holders, upon request, with a “PFIC Annual Information Statement” which contains the information required to allow investors to make a qualified electing fund election, or a “QEF Election,” for United States federal income tax purposes. A U.S. Holder can make a QEF Election, if we provide the necessary information, to treat us and each lower-tier PFIC as a qualified electing fund in the first taxable year we (and our relevant subsidiaries) are treated as a PFIC with respect to the U.S. Holder. If such election is made or remains in place while we and any lower-tier PFIC subsidiaries are PFICs, we and our subsidiaries will not be treated as PFICs with respect to such U.S. Holder. In order to make a QEF Election for us and for each of our subsidiaries that is a PFIC, a U.S. Holder must attach a separate properly completed IRS Form 8621 for each such PFIC to the U.S. Holder’s timely filed U.S. federal income tax return.

If a U.S. Holder makes a QEF Election with respect to a PFIC, in lieu of the tax consequences described above, the U.S. Holder will be subject to current taxation on its pro rata share of the PFIC’s ordinary earnings and net capital gain (at ordinary income and capital gain rates, respectively) for each taxable year that the entity is classified as a PFIC. If a U.S. Holder makes a QEF Election with respect to us, any distributions paid by us out of our earnings and profits that were previously included in the U.S. Holder’s income under the QEF Election would not be taxable to the holder. A U.S. Holder will increase its tax basis in its ordinary shares by an amount equal to any income included under the QEF Election and will decrease its tax basis by any amount distributed on the ordinary shares that is not included in the holder’s income. In addition, a U.S. Holder will recognize capital gain or loss on the disposition of ordinary shares in an amount equal to the difference between the amount realized and the holder’s adjusted tax basis in the ordinary shares. U.S. Holders should note that if they make QEF Elections with respect to us and lower-tier PFICs, they may be required to pay U.S. federal income tax with respect to their ordinary shares for any taxable year significantly in excess of any cash distributions (which are expected to be zero) received on the ordinary shares for such taxable year. U.S. Holders should consult their tax advisors regarding making QEF Elections in their particular circumstances. If a U.S. Holder does not make and maintain a QEF election for the U.S. Holder’s entire holding period for our ordinary shares by making the election for the first year in which the U.S. Holder owns our ordinary shares pursuant to this offering, the U.S. Holder will be subject to the adverse PFIC rules discussed above unless the U.S. Holder can properly make a “purging election” with respect to our ordinary shares in connection with the U.S. Holder’s QEF Election. A purging election may require the U.S. Holder to recognize taxable gain on the U.S. Holder’s shares. No purging election is necessary for a U.S. Holder that timely makes a QEF election for the first year in which the U.S. Holder acquired our ordinary shares.

Each U.S. Holder that is an investor of a PFIC is generally required to file an annual information return on IRS Form 8621 (Information Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund) containing such information as the U.S. Treasury Department may require. The failure to file IRS Form 8621 could result in the imposition of penalties and the extension of the statute of limitations with respect to U.S. federal income tax. U.S. Holders should consult their tax advisors regarding whether we are a PFIC and the potential application of the PFIC rules.

Taxation of Dividends and Other Distributions on Our Ordinary Shares

Subject to the discussion under “—Passive Foreign Investment Company Considerations,” above, the gross amount of any distribution to you with respect to our ordinary shares will be included in your gross income as dividend income when actually or constructively received to the extent that the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). To the extent the amount of the distribution exceeds our current and accumulated earnings and profits, it will be treated first as a return of your tax basis in our ordinary shares, and to the extent the amount of the distribution exceeds your tax basis, the excess will be taxed as capital gain. While we currently calculate our earnings and profits under U.S. federal income tax principles, we cannot give any assurances that we will continue to do so in the future. If we do not calculate our earnings and profits under U.S. federal income tax purposes, a U.S. Holder should expect that the entire amount of any distribution will generally be reported as dividend income. Any dividends will not be eligible for the dividends-received deduction allowed to corporations in respect of dividends received from other U.S. corporations.

If we are not a PFIC for a given year in which a dividend is paid and the taxable year preceding the dividend, non-corporate U.S. Holders may qualify for the preferential rates of taxation with respect to dividends on ordinary shares applicable to long-term capital gains (i.e., gains from the sale of capital assets held for more than one year) applicable to qualified dividend income (as discussed below). We believe that we qualify as a resident of Israel for purposes of, and are eligible for the benefits of, the U.S.-Israel Tax Treaty, although there can be no assurance in this regard. Further, the IRS has determined that the U.S.-Israel Tax Treaty is satisfactory for purposes of the qualified dividend rules and that it includes an exchange-of-information program. Therefore, subject to the discussion under “—Passive Foreign Investment Company Considerations” above, if the

U.S.-Israel Tax Treaty is applicable, such dividends will generally be “qualified dividend income” in the hands of individual U.S. Holders, provided that certain conditions are met, including holding period and the absence of certain risk reduction transaction requirements. The dividends will not be eligible for the dividends received deduction generally allowed to corporate U.S. Holders. As discussed in “Taxation—Israeli Tax Considerations and Government Programs,” payments of dividends by us may be subject to Israeli withholding tax. For U.S. federal income tax purposes, U.S. Holders will be treated as having received the amount of Israeli taxes withheld by us, and as then having paid over the withheld taxes to the Israeli taxing authorities. As a result of this rule, the amount of dividend income included in gross income for U.S. federal income tax purposes by a U.S. Holder with respect to a payment of dividends may be greater than the amount of cash actually received (or receivable) by the U.S. Holder from us with respect to the payment. Dividends will generally constitute foreign-source income for foreign tax credit limitation purposes. Any tax withheld with respect to distributions on our ordinary shares at the rate applicable to a U.S. Holder may, subject to a number of complex limitations, be claimed as a foreign tax credit against such U.S. Holder’s U.S. federal income tax liability or may be claimed as a deduction for U.S. federal income tax purposes. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed by us with respect to our ordinary shares generally will constitute “passive category income” or “general category income.” The rules with respect to the foreign tax credit are complex and involve the application of rules that depend upon a U.S. Holder’s particular circumstances. You are urged to consult your tax advisor regarding the availability of the foreign tax credit under your particular circumstances.

Taxation of Disposition of the Ordinary Shares

Subject to the discussion above under “—Passive Foreign Investment Company Considerations,” you will recognize gain or loss on any sale, exchange or other taxable disposition of an ordinary share equal to the difference between the amount realized on the disposition of the ordinary share and your adjusted tax basis in the ordinary share. The tax basis in an ordinary share generally will be the cost of such ordinary share. Any such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if you have held the ordinary share for more than one year at the time of sale, exchange or other taxable disposition. Otherwise, such gain or loss will be short-term capital gain or loss. Long-term capital gains recognized by certain non-corporate U.S. Holders, including individuals, generally will be taxable at a reduced rate. The deductibility of capital losses is subject to limitations. Any such gain or loss you recognize generally will be treated as U.S.-source income or loss for foreign tax credit limitation purposes.

Additional Medicare Tax

Certain U.S. Holders that are individuals, estates or trusts are subject to a 3.8% tax on all or a portion of their “net investment income,” which may include all or a portion of their dividend income and net gains from the disposition of ordinary shares. Each U.S. Holder that is an individual, estate or trust is urged to consult its tax advisors regarding the applicability of the Medicare tax to its income and gains in respect of its investment in our ordinary shares.

Information Reporting and Backup Withholding

U.S. backup withholding tax and information reporting requirements may apply to certain payments to certain holders of our ordinary shares. Information reporting will generally apply to payments of dividends on, and to proceeds from the sale or redemption of, our ordinary shares made within the United States, or by a U.S. payer or U.S. middleman, to a holder of our ordinary shares, other than an exempt recipient (including a payee that is not a U.S. person that provides an appropriate certification and certain other persons). Certain U.S. Holders are exempt from backup withholding, including corporations and certain tax-exempt organizations. A U.S. Holder will be subject to backup withholding if such holder is not otherwise exempt and such holder:

•	fails to furnish the holder’s taxpayer identification number, which for an individual is ordinarily his or her social security number;

•	furnishes an incorrect taxpayer identification number;

•	is notified by the IRS that the holder previously failed to properly report payments of interest or dividends; or

•

fails to certify under penalties of perjury that the holder has furnished a correct taxpayer identification number and that the IRS has not notified the holder that the holder is subject to backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS. U.S. Holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

Additional Reporting Requirements

Certain U.S. Holders who are individuals (and under proposed regulations, certain entities) are required to report information relating to an interest in our ordinary shares, subject to certain exceptions (including an exception for ordinary shares held in accounts maintained by financial institutions) by filing IRS Form 8938 (Statement of Specified Foreign Financial Assets) with their federal income tax return. U.S. Holders should consult their tax advisors regarding the possible implications of these tax return disclosure obligations.

LEGAL MATTERS

Certain legal matters with respect to the validity of the issuance of the securities offered by this prospectus and certain other matters of Israeli law will be passed upon for us by Erdinast, Ben Nathan, Toledano & Co. with Hamburger Evron, Tel Aviv, Israel. As of the date of this prospectus, certain partners at Erdinast, Ben Nathan, Toledano & Co. with Hamburger Evron beneficially own an aggregate of 39,011 of our ordinary shares. Certain matters of U.S. law will be passed upon for us by Cooley LLP, San Diego, CA. Covington & Burling LLP, New York, NY, is acting as counsel for Cowen in connection with this offering with respect to U.S. law.

EXPERTS

The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2021 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of the registration statement on Form S-3 we filed with the SEC under the Securities Act. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to us and the securities we are offering under this prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. You should rely only on the information contained in this prospectus or incorporated by reference. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or any sale of the securities offered by this prospectus.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including UroGen Pharma. The address of the SEC website is www.sec.gov.

We maintain a website at www.urogen.com. Information contained in or accessible through our website does not constitute a part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, and the information that we file later with the SEC will automatically update and, where applicable, supersede the information already incorporated by reference. Any statement contained in this prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or a subsequently filed document incorporated by reference modifies or replaces that statement.

The following documents are incorporated by reference into this document:

•	our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 21, 2022;

•

the information specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December  31, 2021 from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on May  2, 2022 and Definitive Additional Materials on Schedule A14A filed with the SEC on May 17, 2022;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2022, June 30, 2022 and September 30, 2022, filed with the SEC on May 10, 2022, August 11, 2022 and November 10, 2022, respectively;

•

our Current Reports on Form 8-K filed with the SEC on March  8, 2022, March  21, 2022, June  13, 2022, September  12, 2022, October  21, 2022 and November 9, 2022 to the extent the information in such reports is filed and not furnished; and

•

the description of our ordinary shares contained in our Registration Statement on Form 8-A, filed with the SEC on May 1, 2017, including any amendments or reports filed for the purposes of updating this description.

We also incorporate by reference into this prospectus all documents (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) that are filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (i) after the date of the initial filing of the registration statement of which this prospectus forms a part and prior to effectiveness of the registration statement, and (ii) after the date of this prospectus but prior to the termination of the offering. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

Notwithstanding the statements in the preceding paragraphs, no document, report or exhibit (or portion of any of the foregoing) or any other information that we have “furnished” to the SEC pursuant to the Exchange Act shall be incorporated by reference into this prospectus.

We will furnish without charge to each person, including any beneficial owner, to whom a prospectus is delivered, on written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus, including exhibits to these documents. You should direct any requests for documents, either in writing to UroGen Pharma Ltd., Attn: Chief Financial Officer, 400 Alexander Park Drive, 4th Floor, Princeton, NJ 08540 or by telephone at +1 (646) 768-9780.

Up to $83,375,000

Ordinary Shares

PROSPECTUS

Cowen

November 29, 2022